Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-105986, No. 333-179933, No. 333-204120, No. 333-266025 and No. 333-278936) of Mativ Holdings, Inc. on Form S-8 of our report dated July 12, 2024, relating to our audit of the financial statements of the Mativ Holdings, Inc. 401(k) Retirement Plan (formerly SWM Retirement Savings Plan II) as of and for the year ended December 31, 2023, with respect to the financial statements of Mativ Holdings, Inc. 401(k) Retirement Plan (formerly SWM Retirement Savings Plan II), appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia
June 27, 2025